Exhibit 99(a)

For Release: 6:30 a.m. EDT, April 16, 2004	Contact: Paula M. Angelo
(248) 813-2626
paula.m.angelo@delphi.com

Claudia Piccinin
248-813-2942
claudia.m.piccinin@delphi.com

REVENUE GROWTH DRIVES INCREASED DELPHI CASH FLOW IN Q1

Non-GM revenue up 23 percent year-over-year;
Cash from operations up 43 percent from Q1 2003;
Solid progress continues on competitiveness initiatives

     TROY, Mich. — Delphi Corp. (NYSE: DPH) today reported Q1 2004 revenues of $7.4 billion, up from $7.2 billion for the same period in 2003. Non-GM revenues were $3.2 billion, up 23 percent from Q1 2003. GAAP net income for the quarter was $54 million, or $0.10 per share. Net income for the quarter, excluding charges related to plans announced in October 2003, was $123 million or $0.22 per share, compared to analyst consensus as reported on First Call of $0.20 per share. Operating cash flow in Q1 was $217(1) million, up 43 percent year-over-year from Q1 2003.

     “In the first quarter, we increased our strong operating cash flow and continued to move aggressively on restructuring initiatives that improve our ability to compete for — and win — new business,” said J.T. Battenberg III, Delphi’s chairman, president and chief executive officer. “Moreover, as a result of our ongoing technology leadership, we saw double-digit growth in sales to customers other than GM. We see this strong growth continuing, as evidenced by the 14 percent compound annual growth rate (CAGR) for non-GM business forecast through 2006.”

2004 Q1 Financial Highlights

•	Revenue of $7.4 billion, up 3.2 percent from $7.2 billion in Q1 2003.

•	Non-GM business increased to 43 percent of Q1 revenues, compared to year-ago levels of 37 percent. Non-GM revenue for the quarter was $3.2 billion, up 23 percent from $2.6 billion in Q1 2003. Excluding the effects of foreign exchange

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(principally, the appreciation of the Euro against the U.S. dollar), non-GM revenue for the quarter increased 14 percent.

•	Operating cash flow was $217 million, up from $152 million for Q1 2003. (1)

•	GAAP net income of $54 million or $0.10 per share. Excluding charges related to plans announced in October 2003, net income for the quarter was $123 million or $0.22 per share, compared to Q1 2003 net income of $127 million or $0.23 per share.

     “Once again, Delphi extended its track record for strong cash generation,” said Alan Dawes, Delphi vice chairman and chief financial officer. “We’ve continued to manage our discretionary capital expenditures and SG&A, freeing up substantial cash for restructuring, dividends and other value-enhancing activities.”

     “We accelerated our non-GM business growth,” Dawes added. “Demand for Delphi’s safety, connector and electrical/electronic distribution systems (E/EDS) has resulted in new revenues from customers that include Ford Motor Company and various commercial vehicle manufacturers. Our growth strategy — which emphasizes investment in technology-rich products, leverage of our capabilities into adjacent non-automotive markets, and pursuit of new business with every major automaker worldwide — is validated by Delphi’s performance during the quarter. Delphi’s results were at the high end of the prior guidance range, primarily reflecting higher revenue and a lower effective tax rate (tax impact of $0.01 per share).”

Restructuring Plans and Related Activities

     In Q1, Delphi made significant progress toward completing a restructuring plan announced in October 2003, which anticipated total charges of $807 million pre-tax and a planned reduction in Delphi’s worldwide workforce of 8,500 by the end of 2004. In CY 2003, the company incurred $616 million pre-tax in charges related to this effort. In Q1 2004, Delphi recorded $90 million in pre-tax charges primarily relating to global hourly and salaried workforce reductions. Total charges for the restructuring incurred to date are $706 million pre-tax.

     “To date, Delphi has reduced its U.S. hourly workforce by 3,750 through a combination of normal retirements, flowbacks to GM, and other attrition, against our goal of 5,000,” Dawes said. “We’ve also trimmed our non-U.S. workforce by a total of 2,900 and we’ve completed the consolidation of our support staffs across headquarters, divisions and regions. To date, our global workforce has been reduced by 7,150 through these restructuring initiatives. Additionally, our consolidation activities are progressing, along with discussions regarding a competitive wage structure. We expect these issues to be addressed in April.”

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2004 Q1 Business Highlights

     Throughout the quarter, Delphi won new business and was recognized for technology leadership and customer satisfaction. Highlights for Q1 2004 include:

•	Delphi in China — During the quarter, Delphi said it plans to expand its current manufacturing capability in Suzhou, China. The company announced it will invest $41 million in two new manufacturing facilities where Delphi Electronics & Safety will produce various electronic and mobile multi-media products. Delphi continues to grow its sales in China to leading local manufacturers, including affiliates of GM and Volkswagen.

•	Delphi in adjacent markets — In 2004, Delphi expects sales of more than $2 billion in adjacent markets, including independent aftermarket, consumer electronics, commercial vehicles, medical, homeland security and other sectors.

•	Consumer electronics and satellite radio — In Q1, Delphi introduced the Delphi CD Audio System, the industry’s first “all-in-one” audio system that enables users to access Delphi XM SKYFi(TM) satellite radio, AM/FM radio and CD/MP3 player capabilities. The company also unveiled Delphi Mobile Video, a compact single-disc overhead entertainment solution, as well as two brand new audio receivers designed to provide consumers advanced functionality and improved performance with digital quality. Additionally, Delphi announced Penske Truck Leasing will outfit some of its class 8 trucks with Delphi’s satellite radio and antennas to receive SIRIUS reception through a deal with its distributor, Pana-Pacific.

•	Defense and homeland security — In Q1, Delphi said it is working with the U.S. Marine Corps and the National Center for Manufacturing Sciences (NCMS) to provide a technology edge for the Light Armored Vehicle (LAV).

•	Medical devices — In addition, Delphi Medical Systems Corporation, a Delphi subsidiary, secured $80 million in new business with Sunrise Medical, one of the world’s largest manufacturers of homecare and extended care products.

•	E/EDS business with Mercedes — Delphi earned significant E/EDS content on the next generation Mercedes C-Class scheduled for introduction in 2007. The lifetime value of the contract is approximately $750 million.

•	Ford business growth — During Q1, Delphi announced key business wins with Ford, including:

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•	E/EDS for Ford’s next-generation Transit MCV. Delphi also began supplying the electrical system for the current Transit model during the second half of last year. Delphi also announced it is providing E/EDS for Ford’s line-up of full-size, rear-wheel-drive vehicles, including the Ford Crown Victoria, Mercury Grand Marquis and Lincoln Town Car.

•	Family Entertainment Systems for the 2004 Ford Freestar and Mercury Monterey.

•	SIRIUS satellite radio content with Delphi audio systems for two of its popular truck platforms.

•	Awards — During the quarter, Delphi won Automotive News PACE(TM) Awards for its Forewarn Back-up Aid and Side Detection technology, and its Horizontal Modeling and Digital Processes Design for CAD/CAM, as well as a PACE honorable mention for its set-top box for mobile TV reception. In addition, eight Delphi facilities were announced as recipients of the 2004 Shingo Prize, which recognizes manufacturing excellence. Including those received in 2004, Delphi has received 20 Shingo awards to date, more than any other company in the world. Also in Q1, Delphi earned a quality performance award from Toyota Motor for products featured on various models, as well as several awards from Toyota Motor Manufacturing North America for excellence in quality, cost and delivery. Finally, the company received the Triple Crown Award from NUMMI for achieving performance excellence and meeting all NUMMI targets in cost, quality and delivery.

Sales Outlook Through 2006

     Delphi’s total sales for CY 2004 are estimated at $28.6 billion to $29.1 billion. Total annual sales, based on organic growth plans, are expected to rise to $29.6 billion in 2006 and sales to customers other than GM are expected to grow 14 percent on a compound annual basis from 2003 through 2006. In 2006, sales to customers other than GM are expected to be $16.6 billion, or 56 percent of total sales. Forecasts are based on the company’s revenue backlog through 2006, which is subject to exchange rates and production volumes.

     “We’re well-positioned to have no single customer account for more than 50 percent of Delphi’s revenue,” Dawes stated. “As we grow our business with automakers around the world, we expect these new revenues will offset anticipated declines in GM business, which will continue as we implement our strategy to exit certain commodity businesses. We’ve worked

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hard to enhance our product portfolio and diversify our customer base, and these efforts will continue to drive our financial performance,” Dawes noted.

Q2 2004 Outlook

     Dawes said Q2 2004 revenue is expected to range between $7.5 billion and $7.8 billion. “GAAP net income is expected to range from $105 million to $145 million in the quarter, reflecting $20 million to $40 million in after-tax restructuring costs, or $145 million to $165 million excluding these items. Operating cash flow is forecast between $350 and $450 million(2),” he said.

     “For 2004, Delphi’s challenges, principally U.S. production and raw material price exposures, are balanced by opportunities in Asia and adjacent markets, as well as additional anticipated tax benefits,” Dawes continued. “Delphi will continue to grow its enterprise value by increasing operating cash flow. Combined with the impact of favorable external market and legislative factors, use of this cash will allow us to manage down legacy claims on the enterprise.”

Additional Information

     Additional information concerning Delphi’s Q1 2004 results and sales outlook is available through the Investor Relations page of Delphi’s website at www.delphi.com, and in Delphi’s first-quarter Form 10-Q, scheduled to be filed with the Securities and Exchange Commission later today.

About Delphi

     For more information about Delphi, visit www.delphi.com.

(1)	Operating cash flow is internally defined as GAAP cash flow from operations as shown on our consolidated statement of cash flows less capital expenditures, plus pension contributions and cash paid for employee, product line and related charges, and changes in the sale of accounts receivable and supplier financing programs. For reconciliation of operating cash flow to GAAP cash flow from operations, refer to “Highlights” section of this press release.

(2)	As defined in Footnote 1 (above), based upon projected GAAP cash flow from operations of $300 million-$400 million.

All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits

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of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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HIGHLIGHTS

Three months ended March 31, 2004 vs. three months ended March 31, 2003 comparison.

	Three Months Ended March 31,
	2004 (a)	2003
	(in millions, except
	per share amounts)
Net sales:
General Motors and affiliates	$4,190	$4,555
Other customers	3,221	2,627

Total net sales	7,411	7,182
Less operating expenses:
Cost of sales, excluding items listed below	6,570	6,312
Selling, general and administrative	403	389
Depreciation and amortization	279	253
Employee and product line charges	38	—

Total operating expenses	7,290	6,954

Operating income	121	228
Less: interest expense	59	45
Other income, net	8	2

Income before income taxes	70	185
Income tax expense	16	58

Net income	$54	$127

Gross margin	11.3%	12.1%
Operating income margin	1.6%	3.2%
Net income margin	0.7%	1.8%

Basic and diluted earnings per share, 560 million and 564 million basic and diluted shares, respectively, outstanding in 2004 and 560 million shares outstanding in 2003	$0.10	$0.23

(a)	Includes the first quarter 2004 Charges of $52 million ($40 million after-tax) in cost of sales and $38 million ($29 million after-tax) in employee and product line charges (the “2004 Charges”). Excluding these items from the results for the three months ended March 31, 2004, cost of sales would have been $6,518 million, operating income would have been $211 million, income before income taxes would have been $160 million, income tax expense would have been $37 million, net income would have been $123 million and basic and diluted earnings per share would have been $0.22.

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HIGHLIGHTS

Effective January 1, 2004, we realigned our business sectors by combining the interior product lines into the Dynamics, Propulsion, Thermal & Interior Sector, which were previously included in the Electrical, Electronics, Safety & Interior Sector. The realignment is designed to strengthen our customer and market focus by bringing together similar product portfolios and to enhance our position as an integrated supplier.

FIRST QUARTER SECTOR FINANCIAL RESULTS FOR 2004 AND 2003

Management reviews our sector operating results excluding the 2004 Charges. Accordingly, we have presented our sector results excluding such amounts.

	Three Months Ended March 31,
			2004	2003
	2004	2003	Operating	Operating
Sector	Sales	Sales	Income (a)	Income
		(in millions)
Dynamics, Propulsion, Thermal & Interior	$3,700	$3,662	$72	$134
Electrical, Electronics & Safety	3,531	3,222	282	246
Automotive Holdings Group	726	822	(127)	(138)
Other	(546)	(524)	(16)	(14)

Total	$7,411	$7,182	$211	$228

(a)	Excludes the 2004 Charges of $44 million for Dynamics, Propulsion, Thermal & Interior, $20 million for Electrical, Electronics & Safety, $22 million for Automotive Holdings Group and $4 million for Other.

FULL YEAR SECTOR FINANCIAL RESULTS FOR 2003 AND 2002

The data below is our financial information for the years ended December 31, 2003 and 2002 on the realigned basis.

	Year Ended December 31,
			2003	2002
	2003	2002	Operating	Operating
Sector	Sales	Sales	Income (a)	Income (b)
		(in millions)
Dynamics, Propulsion, Thermal & Interior	$14,177	$14,105	$392	$451
Electrical, Electronics & Safety	12,945	12,055	948	932
Automotive Holdings Group	2,994	3,550	(600)	(375)
Other	(2,020)	(2,283)	(102)	(58)

Total	$28,096	$27,427	$638	$950

(a)	Excludes the third and fourth quarter 2003 charges (the “2003 Charges”) of $117 million for Dynamics, Propulsion, Thermal & Interior, $134 million for Electrical, Electronics & Safety, $323 million for Automotive Holdings Group and $42 million for Other.

(b)	Excludes the first quarter 2002 net restructuring and generator product line charges (the “2002 Charges”) of $97 million for Dynamics, Propulsion, Thermal & Interior, $45 million for Electrical, Electronics & Safety, $104 million for Automotive Holdings Group and $16 million for Other.

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HIGHLIGHTS

Three months ended March 31, 2004 liquidity and capital resources

BALANCE SHEET DATA:
(in millions)

	March 31,		December 31,
	2004		2003
Cash and cash equivalents	$808		$880
Junior subordinated notes due to Trust I and II	412		412
Debt	2,999	(a)	2,823	(a)

Net liquidity	$(2,603	) (a)	$(2,355	) (a)

Total stockholders’ equity	$1,553	(b)	$1,570	(b)

RECONCILIATION OF FIRST QUARTER 2004 NET LIQUIDITY:
(in millions)

Net liquidity at December 31, 2003		$(2,355)
Net income	$54
Depreciation and amortization	279
Employee and product line charges	38
Capital expenditures	(221)
Other, net	67

Operating cash flow		217 (c)
Cash paid for 2003 and 2004 Charges		(193)
Dividends		(39)
Other non-operating		(233)

Net liquidity at March 31, 2004		$(2,603)

(a)	Debt and net liquidity exclude sales of accounts receivable accounted for off-balance sheet.

(b)	Includes after-tax minimum pension liability adjustments to equity of $2,118 million at both March 31, 2004 and December 31, 2003. Excluding these adjustments, stockholders’ equity would have been $3,671 million and $3,688 million as of March 31, 2004 and December 31, 2003, respectively.

(c)	A reconciliation of first quarter 2004 operating cash flow as defined by management is as follows:

Net income	$54
Depreciation and amortization	279
Deferred income taxes	(49)
Employee and product line charges	38
Changes in operating assets and liabilities	(308)

Cash provided by operating activities as shown in our consolidated statements of cash flows	14
Capital expenditures	(221)
Cash paid for 2003 and 2004 Charges	193
Increase in supplier financing program	35
Decrease in sales of accounts receivable	196

Operating cash flow as defined by management	$217

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CONSOLIDATED BALANCE SHEETS(a)

	March 31,	December 31,
	2004	2003
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$808	$880
Accounts receivable, net:
General Motors and affiliates	2,706	2,326
Other customers	1,590	1,438
Retained interests in receivables, net	893	717
Inventories, net	2,054	1,996
Deferred income taxes	364	420
Prepaid expenses and other	282	269

Total current assets	8,697	8,046
Long-term assets:
Property, net	6,067	6,167
Deferred income taxes	3,929	3,835
Goodwill, net	770	776
Pension intangible assets	1,167	1,167
Other	902	913

Total assets	$21,532	$20,904

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$977	$801
Accounts payable	3,333	3,158
Accrued liabilities	2,545	2,232

Total current liabilities	6,855	6,191
Long-term liabilities:
Long-term debt	2,022	2,022
Junior subordinated notes due to Delphi Trust I and II	412	412
Pension benefits	3,403	3,574
Postretirement benefits other than pensions	5,860	5,697
Other	1,427	1,438

Total liabilities	19,979	19,334

Stockholders’ equity:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued in 2004 and 2003	6	6
Additional paid-in capital	2,672	2,667
Retained earnings	1,256	1,241
Minimum pension liability	(2,118)	(2,118)
Accumulated other comprehensive loss, excluding minimum pension liability	(188)	(151)
Treasury stock, at cost (4.7 million shares in 2004 and 2003)	(75)	(75)

Total stockholders’ equity	1,553	1,570

Total liabilities and stockholders’ equity	$21,532	$20,904

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

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CONSOLIDATED STATEMENTS OF CASH FLOWS (a)

	Three Months Ended March 31,
	2004	2003
	(in millions)
Cash flows from operating activities:
Net income	$54	$127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	279	253
Deferred income taxes	(49)	3
Employee and product line charges	38	—
Changes in operating assets and liabilities:
Accounts receivable and retained interests in receivables, net	(708)	(474)
Inventories, net	(58)	1
Prepaid expenses and other	13	68
Accounts payable	175	153
Employee and product line charge obligations	(141)	(24)
Accrued and other long-term liabilities	408	(85)
Other	3	(18)

Net cash provided by operating activities	14	4

Cash flows from investing activities:
Capital expenditures	(221)	(221)
Other	(9)	27

Net cash used in investing activities	(230)	(194)

Cash flows from financing activities:
Net proceeds from (repayments of) borrowings under credit facilities and other debt	185	(36)
Dividend payments	(39)	(39)
Issuance of treasury stock	—	1

Net cash provided by (used in) financing activities	146	(74)

Effect of exchange rate fluctuations on cash and cash equivalents	(2)	5

Decrease in cash and cash equivalents	(72)	(259)
Cash and cash equivalents at beginning of period	880	1,014

Cash and cash equivalents at end of period	$808	$755

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

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